Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Arqit Quantum Inc. on Form 20-F of our report dated March 31, 2021, with respect to our audit of the financial statements of Centricus Acquisition Corp. as of December 31, 2020 and for the period from November 24, 2020 (inception) through December 31, 2020, which report appears in the F-4 Registration Statement (File No. 333-256591). We also consent to the reference to our Firm under the heading “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ Marcum llp

Marcum llp

New York, NY

September 10, 2021